Exhibit 99.2

Poniard Pharmaceuticals Announces Treatment of First Patient with Picoplatin in Pivotal Phase 3 Small Cell Lung Cancer Trial

South San Francisco, Calif. (May 1, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced treatment of the first patient with picoplatin in its pivotal Phase 3 clinical trial in small cell lung cancer (SCLC).  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  The Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), received a Special Protocol Assessment (SPA) agreement from the U.S. Food and Drug Administration (FDA).

“With the initiation of our Phase 3 SPEAR trial, our goal is to obtain regulatory approvals to bring picoplatin to market to address the critical unmet medical need in small cell lung cancer.  Our SPA agreement with the FDA supports our plan to conduct a single pivotal Phase 3 trial that evaluates overall survival as the primary endpoint as a basis for filing for FDA approval to market picoplatin,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We currently estimate that it will take approximately 20 months to complete enrollment and follow up in the SPEAR trial, potentially enabling us to file a New Drug Application in 2009.”

Phase 3 SCLC Study Design

The international, multi-center, randomized, controlled Phase 3 SPEAR trial is enrolling patients who are refractory to, or who have progressed within six months of completing, treatment with first-line platinum-containing chemotherapy (cisplatin or carboplatin).  The primary efficacy endpoint is overall survival.   Overall response rates, progression-free survival and disease control also will be evaluated.  The trial has a 2:1 randomization comparing the efficacy and safety of intravenous picoplatin plus best supportive care to best supportive care alone.  The Company expects to enroll approximately 400 patients in the trial, which is being conducted at clinical sites in Europe and India.

“Small cell lung cancer represents a critical unmet medical need as platinum-resistant or -refractory patients with small cell lung cancer often experience rapid disease progression and low overall survival despite treatment with available drugs, which have significant associated toxicities,” said Paul A. Bunn, Jr., M.D., a member of Poniard’s Clinical Advisory Board and the director of the University of Colorado Cancer Center in Aurora, Colo., where he holds the James Dudley Endowed Chair of Cancer Research and is professor of medicine at the University of Colorado Health Sciences Center.  “Moreover, no new drugs have been approved by the FDA for the treatment of platinum-resistant or -refractory small cell lung cancer in nearly a decade.”

Interim Phase 2 SCLC Survival Results

In November 2006, Poniard announced positive interim median overall survival data from its Phase 2 open-label, multi-center clinical trial of picoplatin in SCLC.  The trial was designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-refractory disease or disease that had progressed within six months following first-line treatment with a platinum-based chemotherapy, such as cisplatin or carboplatin.  The interim analysis showed a median overall survival of 26.7 weeks in the 72 evaluable patients treated with picoplatin.  According to the 2006 National Comprehensive Cancer Network practice guidelines, the median survival for patients who receive second-line chemotherapy is approximately 16 to 20 weeks, and patients who receive no chemotherapy have been shown in published studies to live only 13 to 14 weeks.

“The median overall survival observed to date in our Phase 2 trial suggests that picoplatin treatment may represent an improvement over best supportive care alone,” said David A. Karlin, M.D., senior vice president of clinical development and regulatory affairs of Poniard.

Final results of the Phase 2 trial are expected in mid-2007 and will be submitted for presentation at upcoming scientific conferences.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases.  The current two-year survival rate for patients with extensive SCLC is less than 10 percent with current management options.  The estimated incidence of lung cancer in the United States in 2006 was 174,500, according to the National Cancer Institute.  The estimated incidence in Europe in 2006 was 386,300, according to the International Agency for Research on Cancer.  Poniard received orphan drug designation in November 2005 from the FDA for picoplatin for the treatment of SCLC.

SCLC is currently treated with platinum therapies, but many patients do not respond, and if they do respond, they typically relapse within a short time after treatment.  There is currently no FDA-approved therapy and no consistent and effective therapy for SCLC patients who have platinum-resistant or -refractory disease after treatment failure with first-line combination therapy with either cisplatin or carboplatin.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development.  The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

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